Exhibit 99.1
CSK Auto Corporation Announces Completion of the Pricing of
Exchangeable Senior Note Offering
PHOENIX—(BUSINESS WIRE)— December 14, 2005
CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto Inc. (the “Company”), a specialty retailer in the automotive aftermarket, announced today that the Company has completed the pricing of its private placement of $85.0 million aggregate principal amount of exchangeable senior unsecured notes. In addition, the Company has granted the initial purchaser of the new exchangeable senior notes an over-allotment option to purchase, within 30 days, up to an additional $15 million aggregate principal amount of notes.
The notes will bear interest at a rate of 4.625% per year until December 15, 2010, and will bear interest at a rate of 4.375% thereafter. The notes are exchangeable into shares of CSK Auto Corporation common stock at an initial exchange rate of 49.8473 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $20.06 per share). The notes will mature on December 15, 2025.
The notes will be redeemable at the Company’s option beginning in December 2010 at a redemption price of 100% of their principal amount plus accrued interest. Holders of the notes will have the right to require the Company to repurchase some or all of their notes in December of 2010, 2015 and 2020, and in certain other circumstances at a price equal to 100% of their principal amount plus accrued interest. The notes will be guaranteed by CSK Auto Corporation and the Company’s subsidiaries.
The Company expects to use proceeds from the note offering, together with availability under its existing senior credit facility, to fund the acquisition cost of CSK Auto Corporation’s pending acquisition of Murray’s Inc. If the acquisition of Murray’s Inc. is not consummated, the Company intends to use the proceeds of the offering for general corporate purposes. The closing of the sale of the notes is expected to be consummated on or about December 19, 2005 and is subject to customary conditions and contingencies.
The notes offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933 as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state securities laws.
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although CSK Auto Corporation believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in CSK Auto Corporation’s filings with the Securities and Exchange Commission.
CONTACT:
CSK Auto Corp., Phoenix
James Riley, 602-631-7688